UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2012

Eastman Kodak Company

(Exact name of registrant as specified in its charter)

New Jersey	1-87	16-0417150
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 State Street, Rochester, New York	14650
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 724-4000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On July 11, 2012, Eastman Kodak Company (the “Company” and together with certain of its affiliates, the “Debtors”) filed a motion in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking the authority to implement the Eastman Kodak Company Emergence Performance Plan (the “Plan”) and amounts earned thereunder.  The Plan has been approved by the Restructuring and Executive Compensation Committee of the Board of Directors of the Company and is subject to approval of the Bankruptcy Court.

The Plan is a performance-based incentive plan designed to directly tie key senior leaders to the success of the Debtors’ restructuring.  The Plan provides participants with the opportunity to receive incentive payments based on the recovery of the Debtors’ unsecured creditors following a successful reorganization.  The employees eligible to participate in the Plan, consisting of 15 members of the Debtors’ leadership team, were selected due to their ability to directly influence the Debtors’ business operations and creditor recovery.

Payments are earned only upon a successful reorganization, as defined in the Plan, and based entirely on the value distributed to the Debtors’ unsecured creditors (the “Creditor Recovery Percentage”).  The actual amount paid will range from 0% to 200% of a participant’s target award, depending on the achieved Creditor Recovery Percentage.  To receive any payout, a Creditor Recovery Percentage in excess of at least 10% must be achieved.  Target payout requires a Creditor Recovery Percentage of at least 30%, which would require a creditor recovery of approximately double that implied by the average trading value of the Company’s senior unsecured notes due 2013 and 2017 over the past 30 days.  Target awards in the aggregate may not exceed a maximum of $8.82 million.

Any earned amounts will be paid in cash and deferred stock units.  The amount attributable to a Creditor Recovery Percentage up to and including 50% will be paid in cash promptly following the Emergence Date, as defined below.  Any amounts attributable to a Creditor Recovery Percentage in excess of 50% will be delivered half in cash promptly following the Emergence Date and half in deferred stock units subject to a one-year vesting requirement.  In the event that the Company’s common stock is illiquid following the Emergence Date, a promise to pay cash subject to a one-year vesting requirement will be granted in place of any deferred stock units.

Successful Reorganization generally means the earlier of (a) the effective date of a confirmed Plan of Reorganization and (b) the sale of all or substantially all of the Debtors’ assets, in each of cases (a) and (b) immediately after which a substantial portion of the Debtors’ businesses operate as a going concern outside of chapter 11 of the Bankruptcy Code (such date, the “Emergence Date”).  The Creditor Recovery Percentage generally equals the percentage computed by dividing (x) the aggregate value of all consideration distributed or to be distributed in respect of the sum of the aggregate amount of unsecured claims plus the aggregate amount of disputed or unliquidated unsecured claims, if any, asserted against the Debtors as estimated (a) for distribution purposes pursuant to an order of the Bankruptcy Court or (b) for reserve purposes pursuant to a confirmed plan of reorganization or an order of the Bankruptcy Court, in each case as of the Emergence Date (the “Unsecured Claims Pool”), net of awards granted under the Plan, pursuant to a confirmed plan of reorganization (or as otherwise valued by the Bankruptcy Court) by (y) the Unsecured Claims Pool.

To receive the full earned amount under the Plan, a participant must be employed on the business day immediately preceding the Emergence Date.  If a participant dies or is terminated involuntarily without cause or due to disability or divestiture prior to the Emergence Date, the participant will be entitled to a pro-rata payment of his or her earned amount based on the number of days between January 19, 2012 (the date the Debtors filed for chapter 11 proceedings) and the participant’s termination date.  Upon a termination for any other reason prior to the Emergence Date, any award will be forfeited.  Additionally, if a participant is terminated for cause or voluntarily resigns during the one-year vesting period following the Emergence Date, any deferred stock units (or promise to pay cash) will be immediately forfeited.  In the event of an involuntary termination without cause, a termination due to disability, decision not to accept a non-comparable offer or a qualifying retirement, any deferred stock units will vest and be settled at the end of the one-year period.  In the event of death, the deferred stock units will immediately vest and be settled.

                                                                                                                                                                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

  EASTMAN KODAK COMPANY

By:  /s/
__________________________
Patrick M. Sheller
Senior Vice President
General Counsel, Secretary &
Chief Administrative Officer

Date: July 11, 2012